Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Financial Trust Corp of our report dated March 1, 1996, included in the 1995 Annual Report to Shareholders of Financial Trust Corp.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-54852 and Form S-8 No. 33-57494) of our report dated March 1, 1996, with respect to the consolidated financial statements of Financial Trust Corp incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.

                                     Ernst & Young LLP




Harrisburg, Pennsylvania

March 22, 1996